Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280

Contact:	David Radulski	Roger R. Scotton
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7165

XL CAPITAL LTD REPORTS FOURTH QUARTER 2005 NET LOSS OF $821.9 MILLION, OR A NET LOSS OF $5.51 PER ORDINARY SHARE AFTER THE CHARGE ASSOCIATED WITH THE WINTERTHUR DECISION AND THE NATURAL CATASTROPHES
Full Year 2005 Net Loss of $1,292.3 Million, or Net Loss of $9.14 per Ordinary Share

Strong Underlying Fundamentals Overshadowed by 2005 Events
(Full Year 2005 Versus Full Year 2004)

▪	2005 Contribution From Financial Operations Was $235 Million Compared With $141 Million
▪	General Operations Net Investment Income Was $799 Million Compared With $614 Million
▪	Combined Ratio, Excluding the Charge Associated With the Winterthur Decision and the Third and Fourth Quarter Natural Catastrophes, Was 92.1%

HAMILTON, BERMUDA, February 7, 2006 — XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported a net loss to ordinary shareholders for the quarter ended December 31, 2005 of $821.9 million, or a net loss of $5.51 per ordinary share, compared with net income of $288.0 million, or net income of $2.07 per ordinary share, for the quarter ended December 31, 2004. Net loss for the quarter ended December 31, 2005 included net losses of $834.2 million, pre and post tax, associated with the Winterthur International independent actuarial decision (“Winterthur Decision”). The quarter ended December 31, 2005 also included pre-tax net losses from Hurricane Wilma of $247.1 million and additional pre-tax net losses of $210.8 million related to the 2005 third quarter natural catastrophes. These additional net losses arose from newly reported claims and increased severity on existing claims. Taking into account net reinstatement premiums and tax effects, the net income impact of Hurricane Wilma and the third quarter catastrophes in the fourth quarter 2005 was $225.6 million and $165.1 million respectively, for a total of $390.7 million. Net income for the quarter ended December 31, 2004 included net losses of $138.0 million, net of tax, from catastrophes. The Company’s loss estimates involve the exercise of considerable judgment and are accordingly subject to revision. See attached table for further details.

“Net loss excluding net realized gains and losses”(1) for the quarter was $868.2 million, a net loss of $5.82 per ordinary share, compared with net income of $199.4 million, or net income of $1.43 per ordinary share, for the quarter a year ago. See below for a reconciliation of “net income/loss excluding net realized gains and losses” (1) to net loss to ordinary shareholders.

For the twelve months ended December 31, 2005, net loss to ordinary shareholders was $1,292.3 million, or a net loss of $9.14 per ordinary share, compared with net income of $1,126.3 million or net income of $8.13 per ordinary share for the twelve months ended December 31, 2004. “Net loss excluding net realized gains and losses”(1) for the twelve months ended December 31, 2005 was $1,535.4 million or a net loss of $10.86 per ordinary share compared with net income of $820.7 million or net income of $5.92 per ordinary share for the twelve months ended December 31, 2004.

The twelve months ended December 31, 2005 included a net loss of $1,865.1 million for the 2005 third and fourth quarter natural catastrophes, after taking into account net reinstatement premiums and tax effects. In addition, it also included a net loss of $808.9 million, net of interest received, associated with the Winterthur Decision. Net loss for the twelve months ended December 31, 2004 included a net loss of $558.2 million related to the 2004 third and fourth quarter natural catastrophes.

At December 31, 2005, total net invested assets were $41.6 billion, up 28.4% from December 31, 2004, and total assets were $58.4 billion, up 19% from December 31, 2004.

Commenting on these results, President and Chief Executive Officer Brian M. O’Hara said: “We are extremely disappointed with the impact the third and fourth quarters events had on our financial performance. However, the natural catastrophes of 2005 have led to more attractive markets, and in true XL tradition, we are executing on these opportunities with a focus on maximizing risk-adjusted returns. I believe that XL’s solid balance sheet, geographic breadth and diversification of platforms will serve us well in 2006.”

HIGHLIGHTS (Fourth quarter 2005 versus fourth quarter 2004)

▪	Successfully raised a total of $3.2 billion through the issuance of ordinary shares and equity security units in December 2005 to replenish capital base
▪	Contribution from financial operations was up 54% to $71.2 million
▪
Cash flow from operations was $1,067 million, or $492 million excluding proceeds of $575 million related to the Winterthur Decision. Structured and spread businesses contributed a further $478 million to cash flow during the quarter

▪	Net investment income from general operations (excluding interest received related to the Winterthur Decision) was up 27%
▪	The combined ratio from general operations was 165.1% or 92.0% excluding the charge related to the Winterthur Decision and the 2005 third and fourth quarter natural catastrophes
▪	Cyrus Re quota share executed for 2006 to support XL’s strategy to maximize risk adjusted returns

HIGHLIGHTS (Full year 2005 versus full year 2004)

▪	Contribution from financial operations was up 66% to $234.8 million
▪
Cash flow from operations was $4,249 million, or $3,674 million excluding proceeds of $575 million related to the Winterthur Decision. Structured and spread businesses contributed a further $2,024 million to cash flow during the year

▪	Net investment income from general operations (excluding interest received related to the Winterthur Decision and a structured credit transaction) was up 21%
▪	The combined ratio from general operations was 132.9% or 92.1% excluding the charge related to the Winterthur Decision and the 2005 third and fourth quarter natural catastrophes

SEGMENT HIGHLIGHTS:

Insurance Operations

Underwriting loss for the quarter ended December 31, 2005 was $1,092.8 million compared with an underwriting profit of $49.1 million in the quarter ended December 31, 2004. These results included the pre-tax net impact of natural catastrophes of $285.1 million and $110.5 million in 2005 and 2004, respectively. The fourth quarter 2005 also included the charge related to the Winterthur Decision of $834.2 million pre and post tax. See attached table for further details.

Fourth quarter 2005 compared with fourth quarter 2004 results (excluding the impact of catastrophes and the charge related to the Winterthur Decision in the fourth quarter of 2005):

▪	Net premiums written were flat at $1,028.7 million
▪	Net premiums earned increased 3% as a result of business growth and higher net retention
▪	The combined ratio increased from 85.1% in 2004 to 97.5% in 2005 due to the favorable reduction in 2004 of the property loss ratio.

Underwriting loss for the year ended December 31, 2005 was $1,486.6 million compared with an underwriting profit of $159.7 million for the year ended December 31, 2004. These results included the pre-tax net impact of natural catastrophes of $1,036.1 million and $310.5 million in 2005 and 2004, respectively, and the charge related to the Winterthur Decision of $834.2 million in 2005.

Reinsurance Operations

General Operations— Underwriting loss for the quarter ended December 31, 2005 was $32.3 million compared with an underwriting profit of $43.7 million in the quarter ended December 31, 2004. These results included the pre-tax net impact of catastrophes of $140.9 million and $39.5 million in 2005 and 2004, respectively.

Fourth quarter 2005 as compared with fourth quarter 2004 results (excluding the impact of natural catastrophes in both quarters):

▪
Gross and net premiums written were up 11.3% and 6.6%, respectively, excluding the impact of timing differences noted last quarter. For the full year 2005 as compared with 2004, gross and net premiums written were both down 4%

▪	Net premiums earned were down 3.6%, reflecting the effects of lower net premiums written over the previous twenty four months
▪
The combined ratio was 83.6% compared with 90.3% in the prior year quarter due mainly to a lower loss ratio. The loss ratio improved due to a lower level of non-catastrophe losses in the fourth quarter of 2005

Underwriting loss for the year ended December 31, 2005 was $781.6 million compared with an underwriting profit of $184.3 million in the year ended December 31, 2004. These results included the pre-tax net impact of natural catastrophes of $943.2 million and $285.4 million in 2005 and 2004, respectively. See attached table for further details.

Life and Annuity Operations— Gross premiums written decreased 36.3% as a result of $97 million of long duration annuity premiums assumed in the fourth quarter of 2004 with no similar transaction occurring in the fourth quarter of 2005. Net income was $9.8 million, an increase from $2.6 million in the fourth quarter of 2004 substantially due to higher net investment income.

For the twelve months ended December 31, 2005 as compared with 2004, gross premiums written increased 63% principally due to the $1.8 billion U.K. annuity reinsurance transaction assumed in the second quarter of 2005. Net loss for the 2005 year was $29.9 million as compared with net income of $28.4 million in 2004 due to the charge of $63.3 million in the second quarter 2005 for the increase in future policy benefit reserves and a write off of deferred acquisition costs on certain U.S.-based term-life mortality reinsurance business.

Financial Products and Services Operations

Underwriting profit for the segment rose to $16.8 million in the fourth quarter of 2005 compared with $10.1 million in the fourth quarter 2004. Total contribution for the segment was $71.2 million in the fourth quarter of 2005 compared with $46.3 million in the fourth quarter of 2004. This increase was driven largely by higher levels of business activity and higher net investment income due to a special dividend received from our joint venture with Financial Security Assurance. The year-over-year increase in net invested assets from municipal GIC and funding agreement issuances also added to total contribution in fourth quarter 2005.

For the year ended December 31, 2005, underwriting profit increased to $60.2 million as compared with $28.3 million for the year ended December 31, 2004 due mainly to lower net losses. Total contribution for the segment was $234.8 million in 2005 compared with $141.1 million in 2004 mainly due to higher underwriting profits and an increase in financial guaranty investment income.

Corporate Items

Net investment income from general operations increased 42.3% over the fourth quarter of 2004 to $233.1 million due to a higher investment base, a rise in average yields, and $25.3 million of interest related to the $575 million payment received in connection with the Winterthur Decision. Net income from investment affiliates was $38.4 million in the fourth quarter of 2005 compared with $47.3 million in the fourth quarter of 2004.

For the year ended December 31, 2005, net investment income from general operations (excluding interest received related to the Winterthur Decision and a structured credit transaction) was up 21% compared with 2004. Net income from investment affiliates was $154.8 million in 2005 compared with $124.0 million in 2004.

Net realized gains on investments were $37.9 million in the quarter, compared with $65.4 million in the prior year period. Net unrealized gains on investments, net of tax, were $396.2 million at December 31, 2005 compared with $551.6 million at September 30, 2005 primarily reflecting a rise in U.S. interest rates during the quarter.

Total operating expenses decreased to $224 million in the fourth quarter of 2005 from $288 million in the fourth quarter of 2004. Total operating expenses decreased to $982 million in the 2005 year from $1,053 million in the 2004 year. This was primarily due to continued productivity and expense management efforts and adjustments in certain 2005 compensation costs associated with XL’s pay-for-performance focus.

# # #

The Company will host a conference call to discuss its fourth quarter and year end 2005 results on February 8, 2006 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (201) 689-8320 password XL208. The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on XL’s website from approximately 1:00 p.m. Eastern time on February 8, 2006 through midnight Eastern time on March 8, 2006. A slide presentation accompanying the Company’s discussion of its fourth quarter and year end 2005 results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern time February 8, 2006 until approximately 8:00 p.m. Eastern time on February 15, 2006 by dialing (201) 612-7415

(account number: 290 and conference I.D. number: 188545). An unaudited financial supplement relating to the Company’s fourth quarter and year end 2005 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of December 31, 2005, XL Capital Ltd had consolidated assets of approximately $58.4 billion and consolidated shareholders’ equity of approximately $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL’s claims relating to the hurricane losses described above due to the preliminary nature of some of the reports and estimates of loss and damage to date; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

(1)
Defined as “net income/loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax” herein referred to as “net income/loss excluding net realized gains and losses”. Net income/ loss excluding net realized gains and losses is a non-GAAP measure. See the scheduled entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income/loss available to ordinary shareholders.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

Income Statement Data:	Three Months Ended December 31 (Unaudited)		Twelve Months Ended December 31 (Unaudited)
	2005	2004	2005	2004
Revenues:		(Note 1)		(Note 1)
Gross premiums written:
-general operations	$1,719,650	$1,811,336	$9,196,837	$9,381,462
- life and annuity operations	143,893	226,007	2,274,520	1,397,516
- financial operations	115,306	97,331	378,140	345,235

Net premiums written:
-general operations	1,304,905	1,332,701	7,024,111	7,269,734
- life and annuity operations	134,877	193,146	2,236,903	1,363,131
- financial operations	107,873	91,474	356,445	325,662

Net premiums earned:
-general operations	1,724,479	1,705,732	6,873,638	6,987,940
-life and annuity operations	135,071	193,326	2,237,721	1,365,176
-financial operations	93,688	53,797	254,136	228,898
Net investment income	432,741	287,474	1,475,039	1,035,012
Net realized gains on investments	37,933	65,432	241,882	246,547
Net realized and unrealized gains on derivatives	13,639	38,679	28,858	73,493
Net income from investment affiliates	38,371	47,328	154,844	124,008
Fee income and other	3,564	9,447	19,297	35,317
Total revenues	$2,479,486	$2,401,215	$11,285,415	$10,096,391
Expenses:
Net losses and loss expenses incurred	$2,469,264	$1,197,452	$7,465,001	$4,911,488
Claims and policy benefits	190,116	227,124	2,479,364	1,480,535
Acquisition costs	293,944	299,176	1,195,344	1,264,864
Operating expenses	223,638	288,267	982,059	1,053,135
Exchange losses (gains)	5,566	(18,030)	10,954	(40,678)
Interest expense	128,049	99,816	403,849	292,234
Amortization of intangible assets	2,248	6,057	10,752	15,827
Total expenses	$3,312,825	$2,099,862	$12,547,323	$8,977,405

Net (loss) income before minority interest, income tax and net income from operating affiliates	$(833,339)	$301,353	$(1,261,908)	$1,118,986

Minority interest in net income of subsidiary	1,445	346	8,210	8,387
Income tax	1,972	9,217	49,284	91,343
Net (income) from operating affiliates	(24,901)	(6,338)	(67,426)	(147,357)

Net (loss) income	$(811,855)	$298,128	$(1,251,976)	$1,166,613
Preference share dividends	(10,082)	(10,080)	(40,322)	(40,321)
Net (loss) income available to ordinary shareholders	$(821,937)	$288,048	$(1,292,298)	$1,126,292

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

XL CAPITAL LTD SUMMARY CONSOLIDATED FINANCIAL DATA (Shares in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
Income Statement Data (continued):	December 31		December 31
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
		(Note 1)		(Note 1)

Weighted average number of ordinary
shares and ordinary share equivalents :

Basic:	149,177	138,195	141,406	137,903
Diluted:	149,177	139,230	141,406	138,582

Per Share Data:
Net (loss) income available to ordinary shareholders	($5.51)	$2.07	($9.14)	$8.13

Ratios - General insurance and
reinsurance operations
Loss ratio	140.3%	69.2%	107.1%	68.6%
Expense ratio	24.8%	26.8%	25.8%	27.3%

Combined ratio	165.1%	96.0%	132.9%	95.9%

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

XL CAPITAL LTD SUMMARY CONSOLIDATED FINANCIAL DATA (U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at December 31, 2005 (Unaudited)	As at December 31, 2004 (Note 1)
Total investments available for sale	$35,724,439	$27,823,828

Net payable for investments purchased	639,034	273,535

Cash and cash equivalents	3,693,475	2,203,726

Investments in affiliates	2,046,721	1,936,852

Unpaid losses and loss expenses recoverable	6,441,522	6,971,356

Total assets	58,454,901	49,245,469

Unpaid losses and loss expenses	23,767,672	19,837,669

Deposit liabilities and policy benefit reserves	13,847,448	10,309,782

Unearned premiums	5,388,996	5,191,368

Notes payable and debt	3,412,698	2,721,431

Total shareholders’ equity	8,471,811	7,738,695

Book value per ordinary share	$44.31	$51.98

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

XL CAPITAL LTD SUMMARY OF FINANCIAL IMPACT OF THIRD AND FOURTH QUARTER 2005 NATURAL CATASTROPHES AND CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION (U.S. dollars in millions)

Qtr end December 31, 2005	Gross	Reinsurance	Net	Reinstatement	Net impact
	Loss	recoveries	loss	premium	pre tax
Insurance
Hurricane Katrina	$243.7	$149.6	$94.1	$(4.3)	$98.4
Hurricane Rita	236.8	161.8	75.0	(2.1)	77.1
Hurricane Wilma	172.7	64.3	108.4	(1.2)	109.6
Winterthur charge	—	(834.2)	834.2	—	834.2
	$653.2	$(458.5)	$1,111.7	$(7.6)	$1,119.3
Reinsurance
Hurricane Katrina	$48.0	$55.5	$(7.5)	$4.8	$(12.3)
Hurricane Rita	33.9	14.6	19.3	4.9	14.4
Hurricane Wilma	214.4	75.7	138.7	6.2	132.5
Other catastrophes (Note 1)	6.3	—	6.3	—	6.3
	$302.6	$145.8	$156.8	$15.9	$140.9
Financial products and services
Hurricane Katrina	$23.6	$—	$23.6	$23.6	$—

TOTAL - Pre tax
Hurricane Katrina	$315.3	$205.1	$110.2	$24.1	$86.1
Hurricane Rita	270.7	176.4	94.3	2.8	91.5
Hurricane Wilma	387.1	140.0	247.1	5.0	242.1
Wintherthur charge	—	(834.2)	834.2	—	834.2
Other catastrophes (Note 1)	6.3	—	6.3	—	6.3
	$979.4	$(312.7)	$1,292.1	$31.9	$1,260.2

Net investment income					$25.3
Tax impact					35.3
TOTAL - Post tax					$1,199.6

Qtr end December 31, 2004

Insurance (Note 2)	$150.3	$40.0	$110.3	$(0.2)	$110.5

Reinsurance (Note 2)	$145.1	$111.0	$34.1	$(5.4)	$39.5

TOTAL - Pre tax	$295.4	$151.0	$144.4	$(5.6)	$150.0

Tax impact					$12.0
TOTAL - Post tax					$138.0

Notes
1. Includes European floods.
2. Includes Hurricanes Charley, Frances, Ivan and Jeanne and the Indian Ocean Tsunami.

XL CAPITAL LTD
SUMMARY OF FINANCIAL IMPACT OF THIRD AND FOURTH QUARTER 2005 NATURAL CATASTROPHES
AND CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION
(U.S. dollars in millions)

Year end December 31, 2005	Gross	Reinsurance	Net	Reinstatement	Net impact
	Loss	recoveries	loss	premium	pre tax
Insurance
Hurricane Katrina	$1,339.7	$748.6	$591.1	$(74.6)	$665.7
Hurricane Rita	521.9	312.9	209.0	(13.3)	222.3
Hurricane Wilma	172.7	64.3	108.4	(1.2)	109.6
Winterthur charge	—	(834.2)	834.2	—	834.2
Other catastrophes (Note 1)	40.2	1.7	38.5	—	38.5
	$2,074.5	$293.3	$1,781.2	$(89.1)	$1,870.3
Reinsurance
Hurricane Katrina	$1,128.0	$495.2	$632.8	$16.3	$616.5
Hurricane Rita	232.4	83.5	148.9	8.8	140.1
Hurricane Wilma	214.4	75.7	138.7	6.2	132.5
Other catastrophes (Note 1)	57.5	—	57.5	3.4	54.1
	$1,632.3	$654.4	$977.9	$34.7	$943.2
Financial products and services
Hurricane Katrina	$45.0	$—	$45.0	$23.6	$21.4

TOTAL - Pre tax
Hurricane Katrina	$2,512.7	$1,243.8	$1,268.9	$(34.7)	$1,303.6
Hurricane Rita	754.3	396.4	357.9	(4.5)	362.4
Hurricane Wilma	387.1	140.0	247.1	5.0	242.1
Wintherthur charge	—	(834.2)	834.2	—	834.2
Other catastrophes (Note 1)	97.7	1.7	96.0	3.4	92.6
	$3,751.8	$947.7	$2,804.1	$(30.8)	$2,834.9

Net investment income					$25.3
Tax impact					135.6
TOTAL - Post tax					$2,674.0

Year end December 31, 2004

Insurance (Note 2)	$422.3	$124.0	$298.3	$(12.2)	$310.5

Reinsurance (Note 2)	$429.3	$136.4	$292.9	$7.5	$285.4

TOTAL - Pre tax	$851.6	$260.4	$591.2	$(4.7)	$595.9

Tax impact					$37.7
TOTAL - Post tax					$558.2

Notes
1. Includes Hurricanes Dennis, Emily, Ophelia, European and Mumbai Floods and Typhoon Mawar.
2. Includes Hurricanes Charley, Frances, Ivan and Jeanne and the Indian Ocean Tsunami.

XL CAPITAL LTD
SUMMARY OF FINANCIAL IMPACT OF THIRD AND FOURTH QUARTER 2005 NATURAL CATASTROPHES
AND THE CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION
(U.S. dollars in millions)
GENERAL OPERATIONS	Quarter end December 31, 2005			Quarter end December 31, 2004
				(Note 1)
	As reported	Catastrophes and Winterthur charge	Excluding Catastrophes and Winterthur charge	As reported	Catastrophes	Excluding Catastrophes
INSURANCE
Gross premiums written	$1,364.3	$1.2	$1,363.1	$1,358.6	$—	$1,358.6
Net premiums written	1,021.1	(7.6)	1,028.7	1,025.3	(0.2)	1,025.5

Net premiums earned	1,032.8	(7.6)	1,040.4	1,009.8	(0.2)	1,010.0
Fee and other income	2.9	—	2.9	6.8	—	6.8

Net losses and loss expenses	1,879.3	1,111.7	767.6	723.4	110.3	613.1
Acquisition costs	128.7	—	128.7	118.7	—	118.7
Operating expenses	118.1	—	118.1	127.9	—	127.9
Exchange (gains) losses	2.4	—	2.4	(2.5)	—	(2.5)
Underwriting (loss) profit	$(1,092.8)	$(1,119.3)	$26.5	$49.1	$(110.5)	$159.6

Loss ratio	182.0%		73.8%	71.6%		60.7%
Combined ratio	205.9%		97.5%	96.1%		85.1%

REINSURANCE
Gross premiums written	$355.3	$23.0	$332.3	$452.7	$26.9	$425.8
Net premiums written	283.8	15.9	267.9	307.4	(5.4)	312.8

Net premiums earned	691.7	15.9	675.8	695.9	(5.4)	701.3
Fee and other income	—	—	—	0.1	—	0.1

Net losses and loss expenses	539.6	156.8	382.8	457.4	34.1	423.3
Acquisition costs	148.0	—	148.0	153.6	—	153.6
Operating expenses	34.0	—	34.0	56.2	—	56.2
Exchange (gains) losses	2.4	—	2.4	(14.9)	—	(14.9)
Underwriting (loss) profit	$(32.3)	$(140.9)	$108.6	$43.7	$(39.5)	$83.2

Loss ratio	78.0%		56.6%	65.7%		60.4%
Combined ratio	104.3%		83.6%	95.9%		90.3%

TOTAL
Gross premiums written	$1,719.6	$24.2	$1,695.4	$1,811.3	$26.9	$1,784.4
Net premiums written	1,304.9	8.3	1,296.6	1,332.7	(5.6)	1,338.3

Net premiums earned	1,724.5	8.3	1,716.2	1,705.7	(5.6)	1,711.3
Fee and other income	2.9	—	2.9	6.9	—	6.9

Net losses and loss expenses	2,418.9	1,268.5	1,150.4	1,180.8	144.4	1,036.4
Acquisition costs	276.7	—	276.7	272.3	—	272.3
Operating expenses	152.1	—	152.1	184.1	—	184.1
Exchange (gains) losses	4.8	—	4.8	(17.4)	—	(17.4)
Underwriting (loss) profit	$(1,125.1)	$(1,260.2)	$135.1	$92.8	$(150.0)	$242.8

Loss ratio	140.3%		67.0%	69.2%		60.6%
Combined ratio	165.1%		92.0%	96.0%		87.2%

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

XL CAPITAL LTD
SUMMARY OF FINANCIAL IMPACT OF THIRD AND FOURTH QUARTER 2005 NATURAL CATASTROPHES
AND THE CHARGE RELATED TO THE WINTERTHUR INDEPENDENT ACTUARIAL DECISION
(U.S. dollars in millions)
GENERAL OPERATIONS	Year end December 31, 2005			Year end December 31, 2004
				(Note 1)
	As reported	Catastrophes and Winterthur charge	Excluding Catastrophes and Winterthur charge	As reported	Catastrophes	Excluding Catastrophes
INSURANCE
Gross premiums written	$5,785.8	$—	$5,785.8	$5,925.0	$—	$5,925.0
Net premiums written	4,248.1	(89.1)	4,337.2	4,395.6	(12.2)	4,407.8

Net premiums earned	4,102.7	(89.1)	4,191.8	4,054.8	(12.2)	4,067.0
Fee and other income	4.2	—	4.2	23.5	—	23.5

Net losses and loss expenses	4,595.6	1,781.2	2,814.4	2,859.9	298.3	2,561.6
Acquisition costs	505.6	—	505.6	537.1	—	537.1
Operating expenses	517.8	—	517.8	531.5	—	531.5
Exchange (gains) losses	(25.5)	—	(25.5)	(9.9)	—	(9.9)
Underwriting (loss) profit	$(1,486.6)	$(1,870.3)	$383.7	$159.7	$(310.5)	$470.2

Loss ratio	112.0%		67.1%	70.5%		63.0%
Combined ratio	137.0%		91.6%	96.9%		89.3%

REINSURANCE
Gross premiums written	$3,411.1	$135.3	$3,275.8	$3,456.5	$41.4	$3,415.1
Net premiums written	2,776.0	34.7	2,741.3	2,874.1	7.5	2,866.6

Net premiums earned	2,770.9	34.7	2,736.2	2,933.2	7.5	2,925.7
Fee and other income	(0.3)	—	(0.3)	0.2	—	0.2

Net losses and loss expenses	2,763.4	977.9	1,785.5	1,937.0	292.9	1,644.1
Acquisition costs	600.6	—	600.6	648.4	—	648.4
Operating expenses	155.1	—	155.1	190.8	—	190.8
Exchange (gains) losses	33.1	—	33.1	(27.1)	—	(27.1)
Underwriting (loss) profit	$(781.6)	$(943.2)	$161.6	$184.3	$(285.4)	$469.7

Loss ratio	99.7%		65.3%	66.0%		56.2%
Combined ratio	127.0%		92.9%	94.6%		84.9%

TOTAL
Gross premiums written	$9,196.9	$135.3	$9,061.6	$9,381.5	$41.4	$9,340.1
Net premiums written	7,024.1	(54.4)	7,078.5	7,269.7	(4.7)	7,274.4

Net premiums earned	6,873.6	(54.4)	6,928.0	6,988.0	(4.7)	6,992.7
Fee and other income	3.9	—	3.9	23.7	—	23.7

Net losses and loss expenses	7,359.0	2,759.1	4,599.9	4,796.9	591.2	4,205.7
Acquisition costs	1,106.2	—	1,106.2	1,185.5	—	1,185.5
Operating expenses	672.9	—	672.9	722.3	—	722.3
Exchange (gains) losses	7.6	—	7.6	(37.0)	—	(37.0)
Underwriting (loss) profit	$(2,268.2)	$(2,813.5)	$545.3	$344.0	$(595.9)	$939.9

Loss ratio	107.1%		66.4%	68.6%		60.1%
Combined ratio	132.9%		92.1%	95.9%		87.4%

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and twelve months ended December 31, 2005 and 2004 ($ in millions, except per share amounts):
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
		(Note 1)		(Note 1)
Net (loss) income available to ordinary shareholders	$(821.9)	$288.0	$(1,292.3)	$1,126.3

Net realized (gains) on investments, net of tax	(34.9)	(63.0)	(232.7)	(240.8)

Net realized and unrealized losses (gains) on investment derivatives, net of tax	(4.7)	(21.9)	17.3	(22.9)

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	(6.7)	(3.7)	(27.7)	(41.9)

Net (loss) income excluding net realized gains and losses (Note 2)	$(868.2)	$199.4	$(1,535.4)	$820.7

Per ordinary share results:
Net (loss) income available to ordinary shareholders	$(5.51)	$2.07	$(9.14)	$8.13

Net (loss) income excluding net realized gains and losses (Note 2)	$(5.82)	$1.43	$(10.86)	$5.92

Weighted average ordinary shares outstanding:
Basic	149,177	138,195	141,406	137,903
Diluted	149,177	139,230	141,406	138,582

Return on Ordinary Shareholders’ Equity:
Average ordinary shareholders’ equity	$7,238.1	$7,037.7	$7,587.8	$6,820.3

Net (loss) income excluding net realized gains and losses (Note 2)	$(868.2)	$199.4	$(1,535.4)	$820.7

Annualized net (loss) income excluding net realized gains and losses (Note 1)	NM	$797.6	NM	$820.7

Annualized Return on Ordinary Shareholders’ Equity - Net income excluding net realized gains and losses (Note 2)	NM	11.3%	NM	12.0%

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.
Note 2 : Defined as “net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax”.

Comment on Regulation G

This press release contains the presentation of (i) ‘net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity. These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This presentation includes the use of ‘net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guarantee contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL’s financial guarantee operations. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder’s equity. The Company establishes target ROE’s for its total operations, segments and lines of business. If the Company’s ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.